- PRESS RELEASE -

Contact:     Katharina Manok
Günther Braun
ROFIN-SINAR
734-416-0206
- or -
011-49-40-733-63-4256

ROFIN-SINAR REPORTS STRONG RESULTS FOR THE FOURTH QUARTER
OF FISCAL YEAR 2014

•	Quarterly earnings per share increased 23% year-over-year to $0.43

•	Gross margin increased to 37% from improved product mix and reduced production costs

•	Order entry increased by 14% year-over-year to $141 million

Plymouth, MI / Hamburg, Germany, November 13, 2014 - ROFIN-SINAR Technologies Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high-performance laser beam sources, laser-based system solutions and components, today announced results for its fourth fiscal quarter and twelve months ended September 30, 2014.

FINANCIAL HIGHLIGHTS

(dollars in thousands, except per share data)

	Three months ended			Twelve months ended

	09/30/14	09/30/13	% Change	09/30/14	09/30/13	% Change

Net sales	$146,050	$147,592	- 1%	$530,117	$560,068	- 5%
RSTI net income	$11,972	$9,794	+ 22%	$25,168	$34,755	- 28%
Earnings per share "Diluted" basis*	$0.43	$0.35	+ 23%	$0.89	$1.22	- 27%

*The diluted per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 28.1 million and 28.4 million for the fiscal quarters ended September 30, 2014 and 2013, respectively, and 28.2 million and 28.4 million for the twelve-month periods ended September 30, 2014 and 2013, respectively.

“We delivered excellent financial performance in our fiscal fourth quarter as many of our initiatives began to show results,” said Günther Braun, CEO and President of RSTI. “Net sales met our expectations, while net income and earnings per share were better than we expected. Most importantly, we improved our gross profit margin to over 37% due to a favorable product mix and ongoing cost reduction measures in fiber lasers, a trend we expect to continue as we move toward our gross margin goal of 40% by the fourth quarter of fiscal year 2015. Clearly, our strategy is working, we are beginning to see the positive results of our R&D investments, and we remain well-positioned to create long-term shareholder value.”

“This was our strongest quarter in fiscal year 2014 for sales to the medical device and automotive industries, while sales to the machine tool, consumer electronics and semiconductor industries remained solid. Sequentially, we also delivered strong sales across all our geographies, with continued strength in Europe and North America, and Asian sales bouncing back, most notably in China.”

“We will continue to see benefits from new product introductions, such as high-power fiber lasers and ultra-short-pulse lasers, and the use of our products in new applications, such as brittle material cutting. We are making excellent progress in the cost-efficient production of next generation high-power fiber lasers, which we will be introducing in calendar 2015. We believe we are well-positioned for 2015 and beyond, as we expect the launch of these next-generation products to significantly improve our market position and support future growth in revenue and profitability,” Mr. Braun concluded.

FINANCIAL REVIEW

- Fourth Quarter -
Net sales totaled $146.1 million for the fourth quarter ended September 30, 2014, slightly lower than in the fourth quarter of fiscal year 2013. Gross profit totaled $54.6 million, or 37% of net sales, compared to $50.2 million, or 34% of net sales, in the same period last fiscal year. RSTI net income amounted to $12.0 million, or 8% of net sales, compared to $9.8 million, or 7% of net sales, in the comparable quarter last fiscal year. The diluted earnings per share was $0.43 for the quarter based upon 28.1 million weighted-average common shares outstanding, compared to the diluted earnings per share of $0.35 based upon 28.4 million weighted-average common shares outstanding for the same period last fiscal year.

SG&A expenses in the amount of $27.1 million represented 19% of net sales and increased by $3.0 million, including one-time expenses of approximately $1.2 million, primarily associated with the expansion and modernization of production facilities, compared to last fiscal year’s fourth quarter. Net R&D expenses increased by $1.5 million to $11.5 million and represented 8% of net sales.

Sales of laser products for macro applications increased by 7% to $57.4 million and accounted for 39% of total sales. Sales of lasers for marking and micro applications decreased by 6% to $69.4 million and represented 48% of total sales. Sales of components decreased by 4% to $19.3 million and represented 13% of total sales.

On a geographical basis, revenues in North America decreased year-over-year by 7%, to $28.2 million and by 9% in Europe to $65.8 million, whereas net sales in Asia increased by 16% to $52.1 million.

- Twelve Months -
For the twelve months ended September 30, 2014, net sales totaled $530.1 million, a decrease of $30.0 million, or 5%, when compared to the prior fiscal year. The fluctuation of the US dollar, mainly against the Euro, resulted in an increase in net sales of $8.6 million for the twelve-month period. Gross profit for the period was $188.9 million and $7.6 million lower than in fiscal year 2013. RSTI net income for the fiscal year ended September 30, 2014, totaled $25.2 million. The diluted earnings per share was $0.89 based upon 28.2 million weighted-average common shares outstanding.

Net sales of lasers for macro applications decreased by $5.0 million, or 2%, to $209.6 million and net sales of lasers for marking and micro applications decreased by $22.5 million to $250.2 million. Sales of components decreased $2.5 million, or 3%, to $70.3 million compared to fiscal year 2013.

On a geographical basis, net sales in North America in the twelve months period decreased by 11% year-over-year and totaled $101.9 million (2013: $114.9 million). In Europe, net sales increased by 3% to $256.6 million (2013: $250.3 million) and in Asia, net sales decreased by 12% to $171.6 million (2013: $194.9 million).

- Order Backlog -
Order entry increased by 14% to $141.3 million for the quarter and by 4% to $553.4 million for the fiscal year compared to the corresponding periods in fiscal year 2013. The backlog, mainly for laser products, amounted to $141.3 million as of September 30, 2014. The book-to-bill ratio for the quarter was 0.97.

- Other Developments: Share Buyback -
During fiscal year 2014, the Company purchased approximately 0.3 million shares of common stock under the buyback program, announced in February 2014, for a total amount of $6.2 million.

- Outlook -
For the first quarter ending December 31, 2014, taking into account the anticipated impact of the average exchange rate, the Company expects sales to be in the range of $127 million to $132 million and earnings per share to be in the range of $0.28 to $0.30. At the mid-point of the guidance range, the first quarter outlook represents year-over-year growth of 7% in sales and 262% in earnings per share.

For the fiscal year ending September 30, 2015, taking into account the anticipated impact of the average exchange rate, the Company expects sales to range between $550 million and $570 million and earnings per share to be $1.60 at the mid-point of the sales range. This represents year-over-year growth of 6% in sales at the mid-point of the sales guidance range, and 80% in earnings per share. The Company confirmed its goal to achieve gross profit margin of 40% by the fourth quarter of fiscal year 2015. The improvement in results compared to the prior fiscal year will be a direct result of growth in sales of the Company’s next-generation products, including fiber lasers, and improved profitability from cost reduction measures and production economies of scale.

The Company’s first quarter and fiscal year 2015 guidance takes into account the expected unfavorable impact of the average exchange rate resulting from the recent strengthening of the US dollar, to the extent it continues. The majority of any such impact affects the sales level, with net income being affected to a lesser degree due to natural hedging.

Actual results may differ from this forecast and are subject to the safe harbor statement discussed in more detail below.

With almost 40 years of experience, ROFIN-SINAR Technologies is a leading developer, designer and manufacturer of lasers and laser-based system solutions for industrial material processing applications. The Company focuses on developing key innovative technologies and advanced production methods for a wide variety of industrial applications based on a broad scope of technologies. The product portfolio ranges from single laser-beam sources to highly complex systems, covering all of the key laser technologies such as CO2 lasers, fiber, solid-state and diode lasers, and the entire power spectrum, from single-digit watts up to multi-kilowatts, as well as a comprehensive spectrum of wavelengths or pulse durations and an extensive range of laser components. ROFIN-SINAR Technologies has its operational headquarters in Plymouth, Michigan, and Hamburg, Germany and maintains production facilities in the US, Germany, UK, Sweden, Finland, Switzerland, Singapore, and China. ROFIN currently has more than 49,000 laser units installed worldwide and serves more than 4,000 customers. The Company’s shares trade on the NASDAQ Global Select Market under the symbol RSTI and are listed in Germany in the "Prime Standard" segment of the Frankfurt Stock Exchange under ISIN US7750431022. ROFIN is part of the Standard & Poor's SmallCap 600 Index and the Russell 2000 Index. Additional information is available on ROFIN-SINAR's home page: www.rofin.com.

A conference call is scheduled for 11:00 AM Eastern Time, today, Thursday, November 13, 2014. This call is also being broadcast live over the internet in listen-only mode. The recording will be available on the Company’s home page for approximately 90 days. For a live webcast, please go to www.rofin.com at least 10 minutes prior to the call in order to download and install any necessary software. For more information, please contact Briget Ampudia, Taylor Rafferty, New York at +1-212-889-4350 or Miles Chapman, Taylor Rafferty, London at +44 (0) 207 614 2916.

(Tables to follow)

ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share data)

	Three months Ended		Twelve months Ended
	(unaudited)		(unaudited)

	09/30/14	09/30/13	09/30/14	09/30/13

- Macro	$57,358	$53,469	$209,632	$214,623
- Marking/Micro	69,355	73,935	250,228	272,632
- Components	19,337	20,188	70,257	72,813
Net Sales	146,050	147,592	530,117	560,068

Costs of goods sold	91,455	97,373	341,202	363,559

Gross profit	54,595	50,219	188,915	196,509
Selling, general and administrative expenses	27,082	24,131	106,051	101,726
Intangibles amortization	791	667	2,906	2,553
Research and development expenses	11,457	9,973	45,900	43,014

Income from operations	15,265	15,448	34,058	49,216

Other income (Loss)	1,954	(1,474)	2,622	(61)

Income before income tax	17,219	13,974	36,680	49,155

Income tax expense	5,253	4,040	11,528	14,139

Net Income	11,966	9,934	25,152	35,016

Net income (loss) attributable to non-controlling interest	(6)	140	(16)	261

Net income attributable to RSTI	$11,972	$9,794	$25,168	$34,755

Net income attributable to RSTI *”diluted” basis	$0.43	$0.35	$0.89	$1.22
**”basic” basis	$0.43	$0.35	$0.90	$1.23

* The diluted per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 28.1 million and 28.4 million for the three months ended September 30, 2014 and 2013, respectively, and 28.2 million and 28.4 million for the twelve months ended September 30, 2014 and 2013, respectively.

** The basic per share calculation is based on the weighted-average shares outstanding for each period presented, which was 28.0 million and 28.2 million for the three months ended September 30, 2014 and 2013, respectively, and 28.1 million and 28.2 million for the twelve months ended September 30, 2014 and 2013, respectively.

ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	9/30/2014	9/30/2013
ASSETS

Cash, cash equivalents and short-term investments	$141,658	$136,977
Trade accounts receivable, net	108,026	110,665
Inventories, net	190,321	198,460
Other current assets	33,870	35,190
Total current assets	473,875	481,292
Net property and equipment	79,703	86,912
Other non-current assets	135,007	131,706
Total non-current assets	214,710	218,618

Total assets	$688,585	$699,910

LIABILITIES AND STOCKHOLDERS' EQUITY

Short-term debt	3,255	3,709
Accounts payable, trade	22,702	24,596
Other current liabilities	73,896	80,209
Total current liabilities	99,853	108,514
Long-term debt	11,511	14,913
Other non-current liabilities	38,512	33,065
Total liabilities	149,876	156,492

Net stockholders' equity	538,709	543,418

Total liabilities and stockholders' equity	$688,585	$699,910

The Company’s conference call will include discussions relative to the current quarter results and some comments regarding forward-looking guidance on future operating performance.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act.
Certain information in this press release that relates to future plans, events or performance, including statements such as “Most importantly, we improved our gross profit margin to over 37% due to a favorable product mix and ongoing cost reduction measures in fiber lasers, a trend we expect to continue as we move toward our gross margin goal of 40% by the fourth quarter of fiscal year 2015. Clearly, our strategy is working, we are beginning to see the positive results of our R&D investments, and we remain well-positioned to create long-term shareholder value.” or “We will continue to see benefits from new product introductions, such as high-power fiber lasers and ultra-short-pulse lasers, and the use of our products in new applications, such as brittle material cutting. We are making excellent progress in the cost-efficient production of next generation high-power fiber lasers, which we will be introducing in calendar 2015. We believe we are well-positioned for 2015 and beyond, as we expect the launch of these next-generation products to significantly improve our market position and support future growth in revenue and profitability.” or “For the first quarter ending December 31, 2014, taking into account the anticipated impact of the average exchange rate, the Company expects sales to be in the range of $127 million to $132 million and earnings per share to be in the range of $0.28 to $0.30. At the mid-point of the guidance range, the first quarter outlook represents year-over-year growth of

7% in sales and 262% in earnings per share.” or “For the fiscal year ending September 30, 2015, taking into account the anticipated impact of the average exchange rate, the Company expects sales to range between $550 million and $570 million and earnings per share to be $1.60 at the mid-point of the sales range. This represents year-over-year growth of 6% in sales at the mid-point of the sales guidance range, and 80% in earnings per share. The Company confirmed its goal to achieve gross profit margin of 40% by the fourth quarter of fiscal year 2015. The improvement in results compared to the prior fiscal year will be a direct result of growth in sales of the Company’s next-generation products, including fiber lasers, and improved profitability from cost reduction measures and production economies of scale.” or “The majority of any such impact affects the sales level, with net income being affected to a lesser degree due to natural hedging.“ is forward-looking and is subject to important risks and uncertainties that could cause actual results to differ. Actual results could differ materially based on numerous factors, including currency risk, competition, risk relating to sales growth in CO2, diode, and solid-state lasers, cyclicality, conflicting patents and other intellectual property rights of fourth parties, potential infringement claims and future capital requirements, as well as other factors set forth in our annual report on Form 10-K. These forward-looking statements represent the Company’s best judgment as of the date of this release based in part on preliminary information and certain assumptions which management believes to be reasonable. The Company disclaims any obligation to update these forward-looking statements.